Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS RECORD SECOND QUARTER EARNINGS OF $3.08 PER SHARE, UP 79%, AND RAISES FULL YEAR GUIDANCE TO $12.00 PER SHARE

Financial and Operating Highlights – 2005 Second Quarter vs. 2004 Second Quarter

•	Earnings per share up 79% to a record $3.08 vs. $1.72 last year

•	Net income of $107.6 million, up 79%

•	Homebuilding revenues up 24% to a record $952 million

•	Record 2,850 new home deliveries, up 39% from last year

•	Homebuilding gross margin up 400 basis points to 27.5%

•	Record Adjusted Homebuilding EBITDA* of $190 million, an increase of 68% over 2004, and an EBITDA margin of 20.0%

•	LTM return on average equity of 30.8%, up 660 basis points

•	Record 3,214 new home orders and record quarter-end backlog of 7,200 homes, up 9%, valued at $2.5 billion

EPS Guidance for 2005 raised to $12.00, an increase of 32% year-over-year

IRVINE, CALIFORNIA, July 28, 2005, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2005 second quarter operating results. Net income increased 79% to $107.6 million, or $3.08 per diluted share, compared to $60.0 million, or $1.72 per diluted share last year. The Company’s operating results for the 2004 second quarter included an after-tax charge of $6.3 million, or $0.18 per diluted share, recorded in connection with the Company’s decision to fully redeem $250 million of 8% and 8.5% senior notes.

Yesterday, the Company announced a two-for-one stock split effected in the form of a common stock dividend for shareholders of record as of the close of business on August 8, 2005. All per-share amounts used in this news release are on a pre-split basis.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “We are pleased to report our record results for the second quarter, which include a 79% surge in earnings per share driven by a 24% increase in homebuilding revenues and a 400 basis point jump in our homebuilding gross margin percentage. Our record results reflect continued healthy housing market conditions in our three largest markets: California, Florida and Arizona.”

*	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

“Consistent with our expectations and guidance for the quarter, we generated 3,214 new home orders, up 3% year over year. We closed the quarter with a record backlog of 7,200 presold homes which, combined with our first half deliveries, represents over 100% of our projected 2005 business plan. As we discussed last quarter, we have taken a more deliberate approach to releasing new homes for sale this year, particularly in our Florida and Arizona markets, to better align production and sales and to maximize our profitability. This strategy has helped drive the significant increase in our homebuilding gross margins this year.”

“Our strong operating performance during the quarter, combined with our focus on optimizing our capital investments, resulted in an LTM return on average equity of 30.8%, a 660 basis point increase from the year earlier period. While we continue to emphasize an efficient asset management strategy, we are also focused on maintaining a strategic supply of buildable land to support our long-term growth strategy. At June 30, 2005, we owned or controlled over 55,000 lots, representing a 3 to 4 year supply. At the same time, we remain committed to maintaining a strong balance sheet. At quarter end, our homebuilding leverage was at the low end of our target range, and our balance sheet was anchored by over $1.5 billion in stockholders’ equity.”

Mr. Scarborough continued, “Based on our record second quarter orders and backlog and strong pricing leverage throughout California, Florida, and Arizona over the past quarter, we are raising our 2005 earnings guidance to $12.00 per share, up from our previous guidance of $11.20 per share, a 32% year-over-year increase. For the full year, we are targeting 11,100 deliveries, excluding 250 joint venture homes, and homebuilding revenues of $3.9 billion.”

“We are also providing initial earnings guidance for the third quarter of 2005 of $2.50 per share, up 16% year-over-year. We are targeting 2,700 deliveries, excluding 45 joint venture homes, and homebuilding revenues of $915 million in the quarter, up 17% and 6%, respectively.”

Mr. Scarborough concluded, “As we reflect at the halfway point this year and take stock of our superior results thus far, we are even more excited about the outlook for the rest of 2005 and the positive momentum building for 2006. During the balance of 2005, we are planning to open 70 new projects, a 55% increase over the second half of 2004, which we expect will help drive healthy year-over-year order comparisons in the back half of 2005 and support our anticipated growth next year.”

“We are proud of our record of growth, particularly over the past three years. By the end of 2005, we are projecting to have more than doubled our revenues and more than tripled our net income since 2002. At the same time we have made significant progress in expanding the geographic boundaries of the Company, our success having been achieved through a balanced approach of growing organically and through acquisitions. We are now in 6 of the 7 largest states in the country with 24 operating divisions. Since the beginning of the year, we have announced three start-up operations in San Antonio, Las Vegas and the Central Valley of California, having recruited experienced industry veterans to lead these new divisions for the Company. Based on this expanded foundation, we have the capacity to grow our housing unit volume by at least 20% annually through 2007.”

Homebuilding Operations

Homebuilding pretax income for the 2005 second quarter increased 77% to $172.4 million from $97.2 million in the year earlier period. The increase in pretax income was driven by a 24% increase in homebuilding revenues, a 400 basis point improvement in the Company’s homebuilding gross margin percentage, and a $3.8 million increase in homebuilding joint venture income. These positive factors were partially offset by a 20 basis point increase in our SG&A rate.

Homebuilding revenues for the 2005 second quarter increased 24% to $952.3 million from $769.3 million last year. The increase in revenues was attributable to a 37% increase in new home deliveries (exclusive of joint ventures), partially offset by a 9% decrease in our consolidated average home price to $346,000.

During the 2005 second quarter, the Company delivered 766 new homes in California (exclusive of joint ventures), a slight decrease from the 2004 second quarter. Including joint ventures, California deliveries were up 4% to 871 homes. Deliveries were off 8% in Southern California to 498 new homes (including 30 joint venture deliveries) reflecting the slowdown in orders in the second half of 2004 in some of the Company’s Southern California markets. Deliveries were up 24% in Northern California to 373 new homes (including 75 joint venture deliveries), and were driven by strong order trends last year and in the first quarter of this year. In Florida, where housing market conditions remain strong, the Company delivered 841 new homes in the second quarter of 2005, representing an 82% year-over-year increase. The Company delivered 536 homes (including 4 joint venture deliveries) during the 2005 second quarter in Arizona, a 53% increase from the 2004 second quarter. The jump in new home deliveries in the state was due to a surge in new home orders in Phoenix during the fourth quarter of last year and the first quarter of this year reflecting strong demand for new housing, combined with the delivery of 59 new homes from our new Tucson division which we acquired in the second half of 2004. In the Carolinas, deliveries were up 109% to 266 new homes driven primarily by order growth from new community openings. New home deliveries were up 18% in Texas, also driven primarily by new community growth last year. Deliveries were up 31% in Colorado year over year as a result of higher absorption rates per community.

During the 2005 second quarter, the Company’s average home price declined 9% year-over-year to $346,000. The lower average selling price was attributable to the shifting geographic mix of our new home deliveries whereby 72% of our consolidated deliveries were from outside of California compared to 61% last year (exclusive of joint venture homes). Our average home prices in our non-California divisions are substantially lower than those in California. Our average home price in California was $665,000 for the second quarter of 2005, a 5% increase from the year earlier period. The higher home price reflects the impact of general price increases in the state which were offset in part by an increase in deliveries from more affordable regions and projects within the state. Our average price in Florida was essentially unchanged from the year ago period, and reflects the delivery of more affordable homes in many of our divisions in the state which was offset by general price increases in most regions in Florida. Our average price in Arizona was up 10% to $211,000 primarily reflecting general price increases in Phoenix and the addition of Tucson in the second half of last year where our average home price was approximately $240,000. Our average price was up 4% in the Carolinas and primarily reflected a change in delivery mix. Our average prices in Texas and Colorado were down 4% and up 7%, respectively, also reflecting changes in our product mix. For the full year, we expect that our average home price will decline approximately 7% to $345,000 to $350,000 as a result of a greater distribution of deliveries outside of California, particularly in Florida. We expect that our 2005 third quarter average home price will be $335,000 to $340,000.

The Company’s homebuilding gross margin percentage was up 400 basis points year-over-year to 27.5%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in

California, Florida and Arizona, our largest markets. Margins in the Carolinas, Texas, and Colorado, while generally improving, were still below our company-wide average and generally reflected the impact of slower economic conditions in those regions and the less supply-constrained nature of those markets. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets as a result of healthy housing demand combined with a constrained supply of buildable land. The higher year-over-year margins in Florida and Arizona reflected healthy demand for new homes combined with increasing volume and cost efficiencies. Our homebuilding gross margin percentage for the 2005 third and fourth quarters is expected to be in the 26.0% to 27.0% range, while our margin for the full year is expected to be up approximately 200-250 basis points over the 24.4% homebuilding gross margin percentage generated in 2004.

Selling, general and administrative expenses (including corporate G&A) for the 2005 second quarter increased 20 basis points to 11.0% of homebuilding revenues compared to 10.8% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to an increase in equity-based compensation. Our projected SG&A rate for the full year is expected to be approximately 11.0%.

Income from unconsolidated joint ventures was up $3.8 million for the 2005 second quarter to $15.2 million. The higher level of venture profits was driven primarily by a 118% increase in the number of joint venture deliveries to 109 homes as well as by an increase in joint venture income from land sales to other builders. For 2005, we expect to generate approximately $65 million in joint venture income from approximately 250 new home deliveries as well as profits from joint venture land sales to other builders.

New orders companywide for the second quarter of 2005 were up 3% to 3,298 homes (including 84 from unconsolidated joint ventures), which was consistent with our expectations for the quarter. The order levels reflected generally healthy housing market conditions in the Company’s three largest markets: California, Florida, and Arizona, and gradually improving housing market conditions in the Carolinas, Texas, and Colorado. New home orders were up 38% year over year in Southern California on a 30% higher average community count, reflecting an improved tone compared to much of last year and the generally supply-constrained nature of the Southern California region. In Northern California, new home orders were down 46% on a 36% lower active community count. The decrease in new home orders on a same community basis in this region reflects a lack of product availability due to rapid sellouts in many projects throughout Northern California. Despite the reduced supply of homes for sale, the Company was still selling at a weekly rate in excess of one home per project during the quarter and we have less than one completed and unsold unit per project on average. New home orders were flat in Florida on a 12% increase in active selling communities. The lower sales rate per community in Florida during the quarter continues to reflect a conscious decision by the Company to reduce the number of new homes for sale due to strong backlog levels. This adjustment in our rate of new home releases should better align sales with our production capabilities. The Company is generally experiencing healthy housing market conditions in all of its Florida markets. In Arizona, new home orders were down 26% on a flat community count. This lower sales rate per community is due solely to the Company’s strategy of reducing the weekly number of homes available for sale in the Phoenix housing market to address increasing construction cycle times. Cycle times are increasing in Phoenix as a result of the tightening supply of construction labor and materials brought on by the record level of demand for new homes in this market. In addition, the Arizona total for the 2005 second quarter includes 26 orders from 3 communities from our new Tucson division, which we acquired in August 2004. Orders were up 136% in the Carolinas on a 91% higher community count, and up 56% in Texas on a 14% higher community count. These increases were driven, in large part, by a positive reception to the Company’s new projects in these markets combined with gradually improving market conditions. In Colorado, orders were down 23% on a 15% lower community count. The Company’s cancellation rate for the 2005 second quarter was 14% compared to 15% for the year earlier period. The Company’s orders for the 2005 second quarter include 84 homes from 7 joint venture communities, compared to 69 homes from 4 joint venture communities last year.

The strong level of new home orders for the 2005 second quarter resulted in a record second quarter backlog of 7,200 presold homes (excluding 158 joint venture homes) valued at an estimated $2.5 billion (excluding $115 million of joint venture backlog), an increase of 7% from the June 30, 2004 backlog value.

The Company ended the quarter with 174 active selling communities, an 11% increase over the year earlier period. The Company is planning to open approximately 70 new communities during the balance of the year and is targeting a year-end community count of approximately 200 to 210 active subdivisions, 18% higher than at the end of 2004.

Financial Services

In the 2005 second quarter, the Company generated a profit of $1.3 million at the Company’s financial services subsidiary, which currently offers mortgage-banking services to our homebuyers in California, Arizona, Texas, and South Florida. This compares to an $840,000 loss in the year earlier period and reflects improved margins on loan sales and capture rates compared to last year when we experienced intense competitive pressures resulting from the significant reduction in mortgage refinance activity during 2004.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa, Orlando and Southwestern Florida, was down $219,000 to $502,000. The lower level of income was primarily due to the Company’s decision in the second half of 2004 to transition its mortgage operations in Arizona and Texas from the joint venture structure to its wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2005 second quarter earnings will be held at 11:00 am Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=95153&p=irol-irhome. The call will also be accessible via telephone by dialing (800) 967-7134. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Passcode:1944716).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 76,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company’s outlook for 2005 and the positive momentum building for 2006; that the Company’s growth strategy is designed to provide a foundation for continued long-term success; the Company’s commitment to maintaining a strong balance sheet; the Company’s long term prospects and its capacity to grow unit volume 20% or more annually through 2007; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s three to four year lot supply; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries, revenues and orders; the Company’s expected SG&A rate; expected average home prices; the expected homebuilding gross margin percentage for the Company and certain of its divisions; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2004. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Homebuilding:
Revenues	$952,333	$769,274	$1,788,679	$1,304,528
Cost of sales	(690,376)	(588,759)	(1,309,555)	(1,002,582)

Gross margin	261,957	180,515	479,124	301,946

Selling, general and administrative expenses	(104,776)	(83,215)	(197,135)	(150,922)
Income from unconsolidated joint ventures	15,235	11,410	21,862	27,659
Interest expense	(2,092)	(2,047)	(4,362)	(3,612)
Other income (expense)	2,057	(9,513)	3,805	(8,858)

Homebuilding pretax income	172,381	97,150	303,294	166,213

Financial Services:
Revenues	4,738	1,798	8,594	3,929
Expenses	(3,451)	(2,638)	(7,217)	(5,202)
Income from unconsolidated joint ventures	502	721	941	1,457
Other income	206	158	312	205

Financial services pretax income	1,995	39	2,630	389

Income before taxes	174,376	97,189	305,924	166,602
Provision for income taxes	(66,775)	(37,193)	(116,208)	(64,215)

Net Income	$107,601	$59,996	$189,716	$102,387

Earnings Per Share:
Basic	$3.18	$1.78	$5.62	$3.02
Diluted	$3.08	$1.72	$5.44	$2.93

Weighted Average Common Shares Outstanding:
Basic	33,786,991	33,781,442	33,744,331	33,860,745
Diluted	34,914,131	34,898,194	34,868,519	34,993,203

Cash dividends per share	$0.08	$0.08	$0.16	$0.16

Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
New homes delivered:
Southern California	468	530	798	872
Northern California	298	259	659	441

Total California	766	789	1,457	1,313

Florida	841	463	1,659	856
Arizona	532	351	974	833
Carolinas	266	127	434	205
Texas	212	179	348	276
Colorado	124	95	230	167

Consolidated total	2,741	2,004	5,102	3,650

Unconsolidated joint ventures:
Southern California	30	9	40	78
Northern California	75	41	110	60
Arizona	4	—	5	—

Total unconsolidated joint ventures	109	50	155	138

Total (including joint ventures)	2,850	2,054	5,257	3,788

Average selling prices of homes delivered:
California (excluding joint ventures)	$665,000	$634,000	$685,000	$613,000
Florida	$234,000	$233,000	$220,000	$224,000
Arizona (excluding joint venture)	$211,000	$192,000	$204,000	$188,000
Carolinas	$154,000	$148,000	$155,000	$142,000
Texas	$225,000	$235,000	$226,000	$243,000
Colorado	$330,000	$309,000	$316,000	$297,000
Consolidated (excluding joint ventures)	$346,000	$382,000	$349,000	$356,000
Unconsolidated joint ventures	$729,000	$655,000	$708,000	$624,000
Total (including joint ventures)	$360,000	$389,000	$360,000	$366,000

Net new orders:
Southern California	732	561	1,240	1,214
Northern California	223	415	501	805

Total California	955	976	1,741	2,019

Florida	1,054	1,055	1,804	1,970
Arizona	476	651	992	1,083
Carolinas	345	146	604	304
Texas	276	177	556	335
Colorado	108	141	260	272

Consolidated total	3,214	3,146	5,957	5,983

Unconsolidated joint ventures:
Southern California	45	3	84	14
Northern California	35	66	76	108
Arizona	4	—	6	—

Total unconsolidated joint ventures	84	69	166	122

Total (including joint ventures)	3,298	3,215	6,123	6,105

Selected Operating Data (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average number of selling communities during the period:
Southern California	27	22	26	23
Northern California	13	22	14	23

Total California	40	44	40	46

Florida	55	49	54	47
Arizona	14	15	14	18
Carolinas	21	11	20	11
Texas	24	21	24	20
Colorado	11	13	12	12

Consolidated total	165	153	164	154

Unconsolidated joint ventures:
Southern California	3	1	2	1
Northern California	3	3	3	3
Arizona	1	—	1	—

Total unconsolidated joint ventures	7	4	6	4

Total (including joint ventures)	172	157	170	158

	At June 30,
	2005	2004
Backlog (in homes):
Southern California	1,143	1,226
Northern California	581	847

Total California	1,724	2,073

Florida	2,948	2,844
Arizona	1,474	1,002
Carolinas	335	164
Texas	478	243
Colorado	241	276

Consolidated total	7,200	6,602

Unconsolidated joint ventures:
Southern California	69	19
Northern California	85	131
Arizona	4	—

Total unconsolidated joint ventures	158	150

Total (including joint ventures)	7,358	6,752

Backlog (estimated dollar value in thousands):
Consolidated total	$2,496,189	$2,329,277
Unconsolidated joint ventures	115,312	95,337

Total (including joint ventures)	$2,611,501	$2,424,614

Selected Operating Data (continued)

	At June 30,
	2005	2004
Building sites owned or controlled:
Southern California	15,638	12,304
Northern California	5,483	4,907

Total California	21,121	17,211

Florida	11,967	14,876
Arizona	11,976	7,479
Carolinas	4,496	4,062
Texas	4,385	3,090
Colorado	1,812	1,712

Total (including joint ventures)	55,757	48,430

Total building sites owned	32,274	26,022
Total building sites optioned	14,190	15,365
Total joint venture lots	9,293	7,043

Total (including joint ventures)	55,757	48,430

Completed and unsold homes	154	100

Homes under construction	6,751	5,932

Selected Financial Data

	Three Months Ended June 30,
	2005		2004
	(Dollars in thousands)
Net income	$107,601		$59,996
Net cash provided by (used in) operating activities	$(114,052)		$(5,453)
Net cash provided by (used in) investing activities	$3,557		$18,001
Net cash provided by (used in) financing activities	$109,221		$(230,723)
Adjusted Homebuilding EBITDA(1)	$190,346		$113,149
Homebuilding SG&A as a percentage of homebuilding revenues	11.0%		10.8%
Homebuilding interest incurred	$22,680		$21,919
Homebuilding interest capitalized to inventories owned	$20,588		$19,872
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	8.5	x	5.6	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash used in operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended June 30,
	2005	2004
	(Dollars in thousands)
Net cash used in operating activities	$(114,052)	$(5,453)

Add:
Income taxes	66,775	37,193
Homebuilding interest expense	2,092	2,047
Expensing of previously capitalized interest included in cost of sales	14,968	12,718
Less:
Income (loss) from financial services subsidiary	1,287	(840)
Depreciation and amortization from financial services subsidiary	140	114
Loss on early extinguishment of debt	—	10,154
Net changes in operating assets and liabilities:
Trade and other receivables	48,784	18,620
Inventories-owned	197,965	40,394
Inventories-not owned	(16,191)	27,056
Deferred income taxes	3,032	2,878
Other assets	14,201	14,465
Accounts payable	(9,541)	10,486
Accrued liabilities	(16,260)	(38,257)
Liabilities from inventories not owned	—	430

Adjusted Homebuilding EBITDA	$190,346	$113,149

	Three Months Ended June 30,
	2005	2004
	(Dollars in thousands)
Net income	$107,601	$59,996

Add:
Cash distributions of income from unconsolidated joint ventures	11,861	10,013
Income taxes	66,775	37,193
Homebuilding interest expense	2,092	2,047
Expensing of previously capitalized interest included in cost of sales	14,968	12,718
Homebuilding depreciation and amortization	1,096	872
Amortization of stock-based compensation	2,977	1,601
Less:
Income from unconsolidated joint ventures	15,737	12,131
Income (loss) from financial services subsidiary	1,287	(840)

Adjusted Homebuilding EBITDA	$190,346	$113,149

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At June 30,
	2005		2004
Stockholders’ equity per share	$44.81		$33.21
Ratio of total debt to total book capitalization(1)	47.7%		51.5%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	44.9%		49.8%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	1.9	x	2.5	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	1.7	x	2.4	x
Homebuilding interest capitalized in inventories owned	$68,279		$55,004
Homebuilding interest capitalized as a percentage of inventories owned	2.7%		2.7%

(1)	Total debt at June 30, 2005 and 2004 includes $112.0 million and $45.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $34.4 million and $25.9 million, respectively, of indebtedness included in liabilities from inventories not owned.
(2)	Net homebuilding debt reflects the offset of $2.1 million and $7.2 million in cash and equivalents at June 30, 2005 and 2004, respectively, against homebuilding debt of $1,237.1 million and $1,114.6 million, respectively. Adjusted net homebuilding debt at June 30, 2005 and 2004 is further adjusted to exclude $112.0 million and $45.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $34.4 million and $25.9 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Homebuilding:
Cash and equivalents	$7,144	$141,697
Trade and other receivables	53,947	27,049
Inventories:
Owned	2,539,419	2,111,868
Not owned	285,229	268,028
Investments in and advances to unconsolidated joint ventures	219,118	205,429
Deferred income taxes	37,549	37,981
Goodwill	93,163	84,544
Other assets	56,510	35,162

	3,292,079	2,911,758

Financial Services:
Cash and equivalents	3,556	9,107
Mortgage loans held for sale	122,053	88,570
Other assets	3,919	3,798

	129,528	101,475

Total Assets	$3,421,607	$3,013,233

LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$106,571	$96,470
Accrued liabilities	257,743	286,125
Liabilities from inventories not owned	41,963	32,390
Revolving credit facility	150,000	—
Trust deed and other notes payable	63,947	26,340
Senior notes payable	874,110	874,068
Senior subordinated notes payable	149,074	149,026

	1,643,408	1,464,419

Financial Services:
Accounts payable and other liabilities	2,301	2,127
Mortgage credit facilities	112,001	81,892

	114,302	84,019

Total Liabilities	1,757,710	1,548,438

Minority Interests	148,659	142,800

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 33,816,500 and 33,617,349 shares outstanding, respectively	338	336
Additional paid-in capital	427,863	418,927
Retained earnings	1,087,037	902,732

Total Stockholders’ Equity	1,515,238	1,321,995

Total Liabilities and Stockholders’ Equity	$3,421,607	$3,013,233